Exhibit 99.1

DaVita Appoints Phyllis R. Yale to Board of Directors

DENVER (July 13, 2016) – DaVita HealthCare Partners Inc. (NYSE: DVA), a leading independent medical group in the United States and a leading global provider of kidney care services, announced today that it has expanded the size of its Board of Directors from ten to eleven members, and has appointed Phyllis R. Yale to fill the newly created seat.

Yale has been an advisory partner with Bain & Company, Inc., a global management consulting firm, since July 2010. Previously, Yale was a partner with Bain from 1987 to July 2010, and was instrumental in building Bain’s healthcare practice. In her role at Bain, Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of numerous public and private boards of directors in the healthcare sector, and currently serves as chair of the board of directors for Kindred Healthcare, Inc., a Fortune 500® healthcare services company, and Blue Cross Blue Shield of Massachusetts, a not-for-profit health plan. She also serves as a director of National Surgical Hospitals, Inc., a privately held specialty hospital operator.

Yale earned her undergraduate and MBA degrees from Harvard University.

“We are thrilled to have Phyllis join our board. The board and the company will benefit immeasurably from her deep knowledge base and experience in several segments of the healthcare industry, including corporate strategies, marketing, cost and quality management, and mergers and acquisitions,” said Peter T. Grauer, lead independent director.

“DaVita is a company I have admired for a long time because of its patient-centric culture and leadership in the healthcare industry. I look forward to serving on the board of DaVita as it faces the challenges and opportunities ahead for all participants in this vital industry,” Yale said.

About DaVita HealthCare Partners

DaVita HealthCare Partners Inc., a Fortune 500® company, is the parent company of DaVita Kidney Care and HealthCare Partners. HealthCare Partners manages and operates medical groups and affiliated physician networks in California, Nevada, New Mexico, Florida, Colorado and Washington in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of March 31, 2016, HealthCare Partners provided integrated care management for approximately 790,000 patients. DaVita Kidney Care is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of March 31, 2016, DaVita Kidney Care operated or provided administrative services at 2,278 outpatient dialysis centers located in the United States serving approximately 180,000 patients. The company also operated 124 outpatient dialysis centers located in 10 countries outside the United States. For more information, please visit DaVitaHealthCarePartners.com.

DaVita and DaVita HealthCare Partners are trademarks or registered trademarks of DaVita HealthCare Partners Inc.

Contact:	Jim Gustafson
DaVita HealthCare Partners Inc.
(310) 536-2585